Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Profit for 2nd Quarter

LOS ANGELES, CA – (BUSINESS WIRE) – August 2, 2016 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $319 thousand, or $0.01 per diluted share, for the second quarter of 2016, compared to net income of $1.2 million, or $0.04 per diluted share for the second quarter of 2015.

For the six months ended June 30, 2016, the Company reported net income of $952 thousand, or $0.03 per diluted share, compared to $2.5 million, or $0.08 per diluted share for the six months ended June 30, 2015.

The decreases in net income during the three and six months ended June 30, 2016 were primarily due to lower recaptures of loan loss provisions and, to a lesser extent, lower interest income compared to the same periods in 2015.  Also, non-interest income was lower because the Bank did not generate any gains from sales of loans during the first half of 2016 as the Bank was building its loan portfolio to generate future net interest income.  The effects of these decreases were partially offset by lower interest expense and lower non-interest expense during the three and six months ended June 30, 2016, compared to the same periods in 2015.

Chief Executive Officer, Wayne Bradshaw commented, “I am pleased to announce that Broadway continues to expand its position as a leading lender for multi-family residential properties located within low-to-moderate income communities in Southern California. During the second quarter and first six months of 2016, we originated $32.1 million and $59.9 million of multi-family loans for the Bank’s loan portfolio.  We believe that these loans will bolster the Bank’s net interest income and improve profitability in future years.  In addition, we are just beginning to expand our lending activities to include originations of commercial real estate loans that can leverage our existing customer relationships and the experience and expertise of our lending team.”

Net Interest Income

For the second quarter of 2016, net interest income decreased by $300 thousand to $2.8 million from $3.1 million for the second quarter of 2015.  The net interest margin during the second quarter of 2016 was 2.99% compared to 3.58% during the second quarter of 2015.

The average yield on loans decreased by 60 basis points to 4.32% during the second quarter of 2016 from 4.92% during the second quarter of 2015.  The decrease in the average yield on loans more than offset the impact of an increase of $24.8 million in the average balance of loans receivable.  The decline in the average yield primarily resulted from the changes in the Bank’s loan portfolio that were made in 2015 to conform to loan concentration limits set by the Bank’s primary regulator.  The average yields earned on loans that were sold or paid off during 2015 were higher than the average yield on the single family loan pool that the Bank purchased near the end of 2015.  Also, the average yield on the multi-family loans originated for the portfolio during the first half of 2016 were lower because of the low interest rate environment and competitive market conditions.  The decrease in the average yield on the Bank’s loan portfolio reduced interest income by $478 thousand during the second quarter of 2016.

The average balance of loans receivable increased primarily because the Bank originated $59.9 million of multi-family loans during the first half of 2016.  The increase in the average balance of loans receivable during the second quarter of 2016 compared to the second quarter of 2015 increased interest income by $290 thousand.

Other interest income decreased by $145 thousand to $98 thousand for the second quarter of 2016 from $243 thousand for the second quarter of 2015.  The decrease was primarily due to a special cash dividend of $160 thousand received during the second quarter of 2015 from the Bank’s investment in FHLB stock.

Interest expense declined during the second quarter and first half of 2016 as the Bank continued efforts to reduce its cost of funds. The decline in interest expense resulted from a decrease of $115 thousand in interest expense on borrowings, primarily reflecting a decrease of $14.9 million in the average balance of FHLB advances and a decrease of 18 basis points in the average cost of FHLB advances during the second quarter of 2016.  This decrease was partially offset by higher interest expense on deposits, which increased by $76 thousand in the second quarter of 2016, primarily due to an increase of $36.1 million in the average balance of deposits and a slight increase in the average cost of deposits from 0.78% to 0.79%.  Overall, the average cost of all liabilities decreased by 12 basis points to 1.11% during the second quarter of 2016.

For the six months ended June 30, 2016, net interest income decreased by $588 thousand to $5.5 million from $6.1 million for the same period a year ago, as the impact of a lower net interest margin, caused primarily from the change in the mix of the Bank’s loan portfolio in 2015, more than offset the impact of a higher average balance of interest-earning assets.  The net interest margin decreased by 62 basis points to 2.89% for the six months ended June 30, 2016 from 3.51% for the same period in 2015.  Average interest-earning assets increased by $33.7 million to $381.7 million for the six months ended June 30, 2016 from $348.0 million for the same period in 2015.

Loan Loss Provision Recapture

The Company recorded a loan loss provision recapture of $250 thousand for the second quarter of 2016, compared to $750 thousand for the second quarter of 2015.  The loan loss provision recapture during the second quarter of 2016 was primarily due to a recovery of $248 thousand from the payoff of a non-accrual loan that had been previously partially charged off. The loan loss provision recapture during the second quarter of 2015 was primarily due to the reduction in the loans held for investment portfolio and improvements in credit quality.

For the six months ended June 30, 2016, the Company recorded a loan loss provision recapture of $550 thousand, compared to $1.5 million for the same period a year ago.  The loan loss provision recapture during the first half of 2016 was primarily due to recoveries, continued improvements in asset quality and overall historical loss factors.  Also, during the first half of 2016, the Bank had net recoveries of $267 thousand, as compared to net charge-offs of $42 thousand during the first half of 2015.

Non-interest Income

Non-interest income for the second quarter of 2016 totaled $199 thousand, compared to $506 thousand for the second quarter of 2015.  Non-interest income decreased by $307 thousand primarily because the Bank did not sell any loans during the second quarter of 2016, whereas the Bank recorded a gain of $380 thousand from the sale of loans during the second quarter of 2015.  This decrease in non-interest income was partially offset by an increase of $18 thousand in service charges on deposit accounts and an increase of $55 thousand in other income, primarily in foreclosure forbearance fees.

For the six months ended June 30, 2016, non-interest income totaled $742 thousand, compared to $1.1 million for the same period a year ago.  The decrease of $393 thousand in non-interest income was primarily due to a gain from the sale of loans of $514 thousand during the first half of 2015.  Additionally, the amount of a grant received from the U.S. Department of the Treasury’s Community Development Financial Institutions (CDFI) Fund in 2016 was lower by $90 thousand than the amount received in 2015.  These decreases were partially offset by an increase of $38 thousand in service charges on deposit accounts and an increase of $173 thousand in other income, primarily due to an early withdrawal fee of $80 thousand, a loan extension fee of $50 thousand and a foreclosure forbearance fee of $38 thousand.

Non-interest Expense

Non-interest expense for the second quarter of 2016 totaled $3.0 million, compared to $3.2 million for the second quarter of 2015. The decrease of $267 thousand in non-interest expense was primarily due to a decrease of $280 thousand in other expenses, which resulted from a decrease of $164 thousand in REO expenses, a decrease of $40 thousand in appraisal expenses, a decrease of $44 thousand in provision for unfunded commitments and a decrease of $17 thousand in OCC assessment fees.  There was also a decrease of $65 thousand in information services expense, a decrease of $37 thousand in FDIC assessments, and a decrease of $31 thousand in corporate insurance expense.  The Bank believes that many of these cost reductions reflect the continued improvement in the quality of the Bank’s loan portfolio and asset base, as discussed below.  These decreases in non-interest expense during the second quarter of 2016 were partially offset by an increase of $39 thousand in compensation and benefits expense and an increase of $112 thousand in professional services expense compared to the second quarter of 2015.

For the six months ended June 30, 2016, non-interest expense totaled $5.9 million, compared to $6.3 million for the same period a year ago.  The decrease of $426 thousand in non-interest expense was primarily due to a decrease of $325 thousand in other expenses, which resulted from a decrease of $203 thousand in REO expenses, a decrease of $61 thousand in provision for unfunded commitments, a decrease of $25 thousand in appraisal expenses and a decrease of $22 thousand in OCC assessment fees. There was also a decrease of $76 thousand in information services expense, a decrease of $92 thousand in FDIC assessments, a decrease of $54 thousand in corporate insurance expense, and a decrease of $31 thousand in professional services expense.  These decreases in non-interest expense during the first six months of 2016 were partially offset by an increase of $174 thousand in compensation and benefits expense, primarily reflecting higher bonus expense compared to the prior year.

Income Taxes

The Company recorded no income tax expense for the second quarter of 2016, compared to $6 thousand for the second quarter of 2015.  For the six months ended June 30, 2016, income tax expense was $2 thousand, compared to $8 thousand for the six months ended June 30, 2015.  The tax expense for both periods primarily reflected the statutory minimum taxes payable to the State of California, and the use of net operating loss carryforwards to offset current taxable income in the periods presented.  As of June 30, 2016, the Company had $4.5 million of deferred tax assets, net of a valuation allowance of $2.2 million.

Balance Sheet Summary

Total assets increased by $5.5 million to $408.4 million at June 30, 2016 from $402.9 million at December 31, 2015.  During the first half of 2016, the Bank invested a net of $37.1 million in multi-family residential loans receivable and $1.3 million in securities to improve the yield on the Bank’s interest-earning assets.  These investments were funded by reducing cash and cash equivalents, including excess Federal Funds, by $32.1 million, as well as by increasing deposits.

Loans receivable, net of the allowance for loan losses, totaled $341.3 million at June 30, 2016, representing an increase of $37.1 million compared to the balance of $304.2 million at December 31, 2015.  Loan originations during the first half of 2016 totaled $59.9 million, compared to $63.8 million during the first half of 2015.  There were no loan sales during the first half of 2016, compared to $59.0 million during the first half of 2015.  Loan repayments during the first half of 2016 totaled $23.5, compared to $24.6 million during the half quarter of 2015.  At June 30, 2016, 50.6% of the Bank’s loan portfolio consisted of multi-family loans, 33.5% consisted of single family residential loans, 12.6% consisted of church loans, and 3.1% consisted of commercial real estate.

During the first half of 2016, total non-accrual loans decreased by $509 thousand to $3.7 million at June 30, 2016 from $4.2 million at the end of 2015.  This decrease helped lower the Bank’s ratio of non-performing loans to total loans to 1.08% at June 30, 2016 from 1.37% at the end of 2015.  In addition, the Bank did not have any REO at the end of June 2016, compared to total REO of $360 thousand at the end of 2015.  As a result, the Bank’s ratio of non-performing assets to total assets decreased to 0.91% at June 30, 2016 from 1.14% at December 31, 2015.  The allowance for loan losses represented 122.2% of total non-performing loans at June 30, 2016, compared to 114.2% at December 31, 2015.

Deposits increased by $7.2 million to $279.8 million at June 30, 2016 from $272.6 million at December 31, 2015, which consisted of an increase of $5.9 million in certificates of deposit (“CDs”) and an increase of $1.3 million in core deposits (NOW, demand, money market and passbook accounts).

During the second quarter of 2016, the Bank rejoined a deposit program called Certificate of Deposit Account Registry Service (“CDARS”).  CDARS is a deposit placement service that allows the Bank to place customers’ funds in FDIC-insured certificates of deposits at other banks and, at the same time, receive an equal sum of funds from the customers of other banks in the CDARS Network.  At June 30, 2016, the Bank had approximately $24.9 million in CDARS deposits.  This increase was partially offset by a decrease of $19.1 million in CDs, of which $10.0 million was from one, on-going, deposit relationship, and $2.0 million was from QwickRate CD maturities.

Total borrowings at June 30, 2016 consisted of advances to the Bank from the FHLB of $70.0 million, and subordinated debentures issued by the Company of $5.1 million, compared to advances from the FHLB of $72.0 million and subordinated debentures of $5.1 million at December 31, 2015.  During the first half of 2016, $2.0 million of FHLB advances were repaid.

Stockholders’ equity was $47.2 million, or 11.56% of the Company’s total assets, at June 30, 2016, compared to $46.2 million, or 11.46% of the Company’s total assets, at December 31, 2015.  The Company’s book value was $1.62 per share as of June 30, 2016, compared to $1.59 per share as of December 31, 2015.

At June 30, 2016, the Bank’s Total Capital ratio was 19.23% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 12.23%, compared to a Total Capital ratio of 20.71% and a Leverage ratio of 11.56% at December 31, 2015.  The decrease in the Bank’s Total Capital ratio was primarily due to a change in asset mix as the Bank reinvested its excess cash and cash equivalents in loans receivable and securities.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, control expenses, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2016	December 31, 2015
Selected Financial Condition Data and Ratios:
Total assets	$408,393	$402,912
Gross loans receivable	345,809	308,999
Allowance for loan losses	(4,545)	(4,828)
Cash and cash equivalents	35,690	67,839
Securities available for sale, at fair value	15,453	14,140
Deposits	279,772	272,614
FHLB advances	70,000	72,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	47,224	46,163

Book value per share	$1.62	$1.59
Equity to total assets	11.56%	11.46%

Asset Quality Ratios:
Non-performing loans to total loans	1.08%	1.37%
Non-performing assets to total assets	0.91%	1.14%
Allowance for loan losses to total gross loans	1.31%	1.56%
Allowance for loan losses to total delinquent loans	218.93%	334.12%
Allowance for loan losses to non-performing loans	122.24%	114.22%

Non-Performing Assets:
Non-accrual loans	$3,718	$4,227
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	—	360
Total non-performing assets	$3,718	$4,587

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Selected Operating Data and Ratios:
Interest income	$3,773		$4,112		$7,388		$8,017
Interest expense	932		971		1,876		1,917
Net interest income before loan loss provision recapture	2,841		3,141		5,512		6,100
Loan loss provision recapture	250		750		550		1,500
Net interest income after loan loss provision recapture	3,091		3,891		6,062		7,600
Non-interest income	199		506		742		1,135
Non-interest expense	(2,971)		(3,238)		(5,850)		(6,276)
Income before income taxes	319		1,159		954		2,459
Income tax expense	—		6		2		8
Net income	$319		$1,153		$952		$2,451

Earnings per common share – basic and diluted	$0.01		$0.04		$0.03		$0.08

Loan originations (1)	$32,082		$38,572	(2)	$59,930		$63,788	(2)

Net (recoveries) charge-offs to average loans	(0.31	)%(3)	0.00	%(3)	(0.16	)%(3)	0.03	%(3)
Return on average assets	0.33	%(3)	1.29	%(3)	0.49	%(3)	1.38	%(3)
Return on average equity	2.71	%(3)	11.88	%(3)	4.07	%(3)	12.79	%(3)
Net interest margin	2.99	%(3)	3.58	%(3)	2.89	%(3)	3.51	%(3)

(1) Does not include net deferred origination costs.

(2) Includes loans held for sale originations of $18.8 million and $31.3 million for the three and six months ended June 30, 2015, respectively.

(3) Annualized